Exhibit 10.1

SPROUTS FARMERS MARKET, INC.

AMENDED AND RESTATED EXECUTIVE SEVERANCE

AND CHANGE IN CONTROL PLAN

(Effective February 25, 2020)

DB1/ 84506270.3

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Table of Contents

(continued)

Page

CLAIMS	7

Claim	7

Claim Decision	8

Request for Review	8

Review of Decision	9

Plan Administrator’s Authority	9

GENERAL PROVISIONS	9

Amendment and Termination	9

Successors	9

Not a Contract of Employment	9

Effect on Other Benefits	9

Unfunded Plan	10

Offset	10

Withholding of Taxes	10

Applicability	10

Arbitration	10

Liability.	10

Indemnification	10

Governing Law	10

Severability	10

Notices.	11

ERISA PROVISIONS	11

Plan Name	11

Plan Sponsor and Employer Whose Executives are Covered by the Plan	11

Employer Identification Number	11

Plan Number	11

Type of Plan and Plan Administration	11

Plan Administrator	11

Agent for Service of Legal Process	11

Type of Funding and Contributions	11

Plan Year	11

Statement of ERISA Rights	11

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INTRODUCTION

Sprouts Farmers Market, Inc. (“Sprouts”) has established the Executive Severance and Change in Control Plan (the “Plan”) to provide financial assistance to certain senior executive officers of Sprouts whose employment is terminated under certain circumstances.  The severance and other benefits payable under the Plan apply to covered terminations of employment occurring after November 3, 2015.  This document outlines the terms and conditions of the Plan, and shall serve as both the plan document and summary plan description for the Plan, as those terms are defined under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Plan is the only severance pay plan, program or policy of Sprouts applicable to Eligible Executives (as defined below) and supersedes all other severance plans, programs, policies, understandings and agreements, express or implied, written or oral with respect to the Eligible Executives; provided that, if there is a written employment agreement between Sprouts or any of its affiliates on the one hand, and an Eligible Executive on the other hand, which specifically provides for severance, then the terms of such employment agreement will control and the applicable individual will have no right to any payments or benefits under the Plan, except in the event that a Change in Control Termination (as defined below) occurs, in which case such Eligible Executive’s rights to severance will be determined in accordance with the Plan, and such Eligible Executive shall not be entitled to receive any severance under the applicable employment agreement unless the severance terms of the applicable employment agreement are more favorable to the Eligible Executive in which case the terms of the employment agreement shall govern.

DEFINITIONS

“Base Salary” shall mean an Eligible Executive’s base pay immediately preceding termination (or if greater, immediately preceding any reduction giving rise to Good Reason (if applicable)), less applicable withholdings and deductions.  Base Salary shall not include incentive compensation, bonuses, or any other payments.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Cause” shall have the meaning set forth in any effective employment agreement between Sprouts or any of its subsidiaries or affiliates on the one hand, and an Eligible Executive on the other hand, or if no such employment agreement is in effect that contains a definition of “Cause”, then Cause shall mean the occurrence of any one or more of the following events: (1) a conviction of or pleading guilty to (a) a felony, or (b) a misdemeanor that causes or is reasonably likely to cause material harm to the business, financial condition or operating results of Sprouts or any of its affiliates; (2) theft, embezzlement or fraud committed by an Eligible Executive in connection with the performance of an Eligible Executive’s job duties; (3) engaging in any activity that gives rise to a material conflict with Sprouts or any of its affiliates; (4) the misappropriation of any material business opportunity of Sprouts or any of its subsidiaries or affiliates; (5) any material failure to comply with, observe or carry out the rules, regulations, policies, directions, codes of ethics and/or conduct and restrictions applicable to team members generally or established or approved by the Board from time to time for executive officers of Sprouts or any of its subsidiaries or affiliates, including (without limitation), in any case, those regarding conflicts of interest; and (6) substance abuse or use of illegal drugs that materially impairs the performance of an Eligible Executive’s job duties or causes or is likely to cause material harm to the business, financial condition or operating results of Sprouts or any of its affiliates.  In order to terminate an Eligible Executive for Cause, (i) Sprouts must deliver a written notice of its intent to terminate the Eligible Executive for Cause, (ii) the Eligible Executive must be given a reasonable opportunity to cure any such acts or omissions (if curable) that constitute “Cause” within 30 days after receipt of such notice, and (iii) the Eligible Executive must have failed to timely cure any such acts or omissions.

“Change in Control” shall mean: (1) any event occurs the result of which is that any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 , as amended (the “Exchange Act”), becomes the “beneficial owner”, as defined in Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of more than 50% of the voting stock of Sprouts or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of voting stock of Sprouts; provided that the transfer of 100% of the voting stock to a Person that has an ownership structure identical to that of Sprouts prior to such transfer, such that Sprouts becomes a wholly-owned subsidiary of such Person, shall not be treated as a Change in Control; (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of Sprouts was approved by a vote of a majority of the directors of Sprouts then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office; (3) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of Sprouts and its consolidated subsidiaries taken as a whole to any Person or group of related Persons; or (4) the adoption of a plan relating to the liquidation or dissolution of Sprouts.

“Change in Control Period” shall mean the period beginning on the occurrence of a Change in Control and continuing for 24 months thereafter.

“Change in Control Termination” shall mean: (1) termination of an Eligible Executive’s employment by Sprouts without Cause; or (2) termination of an Eligible Executive’s employment by the Eligible Executive for Good Reason, in either case, during the Change in Control Period. A Change in Control termination shall not occur pursuant to the preceding clause (1) if: (a) such termination occurs on account of the Eligible Executive’s death or total and permanent disability, as reasonably determined in good faith by Sprouts; or (b) an Eligible Executive’s employment terminates as a result of a sale of assets only if (i) the Successor assumes the obligations hereunder; (ii) the Eligible Executive is offered employment by the Successor following the Change in Control; and (iii) such offer provides the Eligible Executive with base salary equal to that provided immediately prior to the Change in Control, the same title as immediately prior to the Change in Control, and a principal place of employment within 50 miles from the then-current location of the principal office of Sprouts in Phoenix, Arizona immediately prior to the Change in Control.

“Eligible Executive” shall mean each senior executive officer designated by the Compensation Committee of the Board of Directors of Sprouts for participation in the Plan from time to time.

“Good Reason” shall have the meaning ascribed thereto in any effective employment agreement between Sprouts or any of its subsidiaries or affiliates on the one hand, and an Eligible Executive on the other hand, or if no such employment agreement is in effect that contains a definition of “Good Reason”, then Good Reason shall mean the occurrence of any of the following: (1) material reduction in an Eligible Executive’s base salary or target annual bonus opportunity; (2) adverse change in an Eligible Executive’s job title; provided, however, that a change in an Eligible Executive’s duties or responsibilities without a change in an Eligible Executive’s job title shall not constitute “Good Reason”; or (3) a requirement that an Eligible Executive work at any office or location more than 50 miles from the location of the then current principal office of Sprouts in Phoenix, Arizona (excluding normal travel responsibilities).  In order for an Eligible Executive to terminate employment for Good Reason, the Eligible Executive must provide Sprouts with at least 30 days’ prior written notice specifying in reasonable detail the reason therefor, and Sprouts shall have a reasonable opportunity to cure any such Good Reason within 15 days after receipt of such notice.  If Sprouts is not seeking to cure, it shall not be obligated to allow the Eligible Executive to continue performing duties for Sprouts during the 15-day cure period and may, in its sole discretion, accelerate such termination of employment to any date during the 15-day cure period.  An Eligible Executive may not terminate employment for Good Reason regarding any act or omission of which the Eligible Executive had actual notice for 90 days or more prior to giving notice of termination for “Good Reason”.

“Involuntary Termination” shall mean the termination of an Eligible Executive’s employment, other than a termination of employment which constitutes a Change in Control Termination: (1) by Sprouts without Cause; or (2) by the Eligible Executive due to a change in the Eligible Executive’s principal place of employment to a location that is more than 50 miles from the Eligible Executive’s then-current principal place of employment.  An Involuntary Termination shall not occur if such termination occurs within 12-months following an Eligible Executive’s date of hire or on account of the Eligible Executive’s death or total and permanent disability, as reasonably determined in good faith by Sprouts.

“Person” means and includes any individual, partnership, joint venture, corporation, limited liability company, estate, trust or other entity.

“Release” shall mean a release of claims against Sprouts, Sprouts, and other subsidiaries or affiliates of Sprouts in the form provided by Sprouts; provided that, if the Eligible Executive experiences a Change in Control Termination, the release shall be substantially in the form used by Sprouts immediately prior to the Change in Control, with such changes as Sprouts determines are necessary to comply with applicable law.

“Senior Executive Officer” shall mean the Chief Executive Officer, Chief Financial Officer, Chief Format Officer, Chief Human Resources and Legal Officer, Chief Operations Officer, Chief Development Officer, and any other senior executive officer designated as such by the Compensation Committee of the Board of Directors of Sprouts from time to time.

“Successor” shall mean any corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of the stock or the assets of Sprouts, triggering a Change in Control, and which assumes and agrees to perform this Plan by operation of law, or otherwise.  A Successor may also include a subsidiary or parent of such entity to the extent such subsidiary or parent is the employing entity of an Eligible Executive following the date of a Change in Control.

BENEFITS

Involuntary Termination.  In the event an Eligible Executive experiences an Involuntary Termination, in addition to any accrued but unpaid salary and amounts required by applicable law, the Eligible Executive will be entitled to the following severance benefits based on the Eligible Executive’s position, subject to the conditions described below and the other terms and provisions of the Plan:

Position	Severance Period	Cash Severance	COBRA Premium Reimbursement
Chief Executive Officer	2 years

(1) Continued payments of Base Salary during the Severance Period, which will be paid consistent with Sprouts’ customary payroll practices, but no less frequently than monthly.

(2) An aggregate amount equal to the sum of the annual bonuses paid to the Eligible Executive in respect of the past 2 completed fiscal years, payable in equal installments over the Severance Period as and when payments are made pursuant to clause (1) above.

(3) A prorated portion of the annual bonus (based on the period of actual employment during the fiscal year in which termination occurs) to which the Eligible Executive would have been entitled, if any, had the Eligible Executive worked the full fiscal year during which the termination occurred (the “Prorated Bonus”), which will be paid at the same time that annual bonuses are paid to active employees of Sprouts but no later than March 15 of the calendar year following the calendar year in which termination of employment occurs.

During the Severance Period (or if earlier, until the date the Eligible Executive ceases to be eligible to receive coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)), Sprouts will reimburse the Eligible Executive for the Eligible Executive’s applicable COBRA premiums.*

Other Senior Executive Officers	1 year	(1) Continued payments of Base Salary during the Severance Period, which will be paid consistent with Sprouts’ customary payroll practices, but no less frequently than monthly.

During the Severance Period (or if earlier, until the date the Eligible Executive ceases to be eligible to receive coverage under COBRA), Sprouts will reimburse the Eligible Executive for the Eligible Executive’s applicable COBRA premiums.*

*In the event that Sprouts’ payment of COBRA premiums under the Plan would violate the nondiscrimination rules of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”) or cause Sprouts or an Eligible Executive to incur adverse tax consequences or penalties under PPACA or otherwise, the parties agree to reform this provision, to the extent practicable, to avoid such adverse tax consequences or penalties while maintaining the intended economic benefit to the Eligible Executive.

Change in Control Termination.  In the event that an Eligible Executive experiences a Change in Control Termination, in addition to any accrued but unpaid salary and amounts required by applicable law, the Eligible Executive will be entitled to the following severance benefits, based on the date the Eligible Executive began employment with Sprouts, subject to the conditions described below and the other terms and provisions of the Plan:

Position	Severance Period	Cash Severance	COBRA Premium Reimbursement
Chief Executive Officer	3 years

(1) Continued payments of Base Salary during the Severance Period, which will be paid consistent with Sprouts’ customary payroll practices, but no less frequently than monthly.

(2) An amount equal to the sum of the target annual bonuses paid to the Eligible Executive in respect of the past 3 completed fiscal years, payable in equal installments over the Severance Period as and when payments are made pursuant to clause (1) above.

During the Severance Period (or if earlier, until the date the Eligible Executive ceases to be eligible to receive coverage under COBRA), Sprouts will reimburse the Eligible Executive for the Eligible Executive’s applicable COBRA premiums.*

Other Senior Executive Officers	2 years

(1) Continued payments of Base Salary during the Severance Period, which will be paid consistent with Sprouts’ customary payroll practices, but no less frequently than monthly.

(2) An amount equal to the Eligible Executive’s target annual bonus at the time of termination (or if greater, immediately preceding the Change in Control), payable in equal installments over the Severance Period as and when payments are made pursuant to clause (1) above.

During the Severance Period (or if earlier, until the date the Eligible Executive ceases to be eligible to receive coverage under COBRA), Sprouts will reimburse the Eligible Executive for the Eligible Executive’s applicable COBRA premiums.*

*In the event that Sprouts’ payment of COBRA premiums under the Plan would violate the nondiscrimination rules of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”) or cause Sprouts or an Eligible Executive to incur adverse tax consequences or penalties under PPACA or otherwise, the parties agree to reform this provision, to the extent practicable, to avoid such adverse tax consequences or penalties while maintaining the intended economic benefit to the Eligible Executive.

The Plan Administrator has the sole discretion to determine whether an Eligible Executive’s termination of employment constitutes an Involuntary Termination or a Change in Control Termination.

In the event of an Involuntary Termination or a Change in Control Termination, cash severance payments will begin on the effective date of the Release; provided that, if termination of an Eligible Executive’s employment occurs within 50 days following the end of the calendar year, payments will begin on the later of: (1) the effective date of the Release; or (2) January 2 of the year following the year in which termination of Eligible Executive’s employment occurs; provided further that, the first payment will include any amounts that would otherwise have been paid to the Eligible Executive between the date of termination and the date of the first payment in accordance with Sprouts’ customary payroll practices.

Death During the Severance Period.  In the event an Eligible Executive dies following an Involuntary Termination or a Change in Control Termination but prior to the payment of all benefits payable under the Plan, any remaining cash severance payments will be made to the Eligible Executive’s surviving spouse in a lump sum within 60 days following the Eligible Executive’s death.  If there is no surviving spouse at the time of an Eligible Executive’s death, the amounts shall be paid to the legal representative of the Eligible Executive’s estate.  Medical plan coverage will be made available to an Eligible Executive’s surviving spouse and covered dependents to the extent required under COBRA; provided that, COBRA premium reimbursements shall continue to be provided, to the extent applicable, for any remaining portion of the Severance Period.

ELIGIBILITY TO RECEIVE BENEFITS

Subject to the conditions and limitations of this section and elsewhere in the Plan, an Eligible Executive shall be entitled to the severance benefits described herein only upon satisfaction of all the following conditions (and all other applicable conditions contained in the Plan):

(1)	the Eligible Executive experiences an Involuntary Termination or a Change in Control Termination;
(2)

the Eligible Executive timely executes without modification and does not revoke a Release within 50 days following the Eligible Executive’s termination date (or such earlier period as may be specified in the Release);

(3)

if requested by Sprouts or any of its subsidiaries or affiliates, the Eligible Executive delivers an acceptable resignation letter in respect of all offices, directorships and fiduciary positions in which the Eligible Executive was serving;

(4)	the Eligible Executive reasonably cooperates in transitioning the Eligible Executive’s work;
(5)	the Eligible Executive returns any property of Sprouts or its subsidiaries or affiliates which has come into the Eligible Executive’s possession or control; and
(6)	if notified by Sprouts of his or her termination of employment, the Eligible Executive remains actively at work through his or her Company-determined last day of employment.

Exclusions.  Each Eligible Executive shall cease to be entitled to benefits under the Plan, upon the earliest to occur of the following:

(1)	the date an Eligible Executive is re-employed if the Eligible Executive is re-hired by Sprouts or an affiliate in a comparable position while receiving severance benefits;
(2)	the Eligible Executive’s breach of any provision of the Release, the Plan or any applicable confidentiality, non-compete, and/or non-solicitation agreement;
(3)	the revocation, invalidity, unenforceability, or untimely execution of the Release; or
(4)

in the event of an Involuntary Termination, Sprouts (or any of its subsidiaries or affiliate) discovers information that would have permitted Sprouts to terminate the Eligible Executive’s employment for Cause.

If severance benefits cease because of a Cause determination or a breach of the Release or any applicable confidentiality, non-compete, and/or non-solicitation agreement, Sprouts shall have the right to require that the Eligible Executive repay to the full value of any previously received benefits.  The remedies described in this paragraph are in addition to any other remedies that may be available to Sprouts in the event of the occurrence of any of the circumstances described in this paragraph.

ADDITIONAL TAX CONSIDERATIONS

Section 409A.  The Plan is intended to comply with Code Section 409A.  To the extent required by Code Section 409A, all amounts to be paid upon a termination of employment under the Plan may only be paid upon a “separation from service”, as defined by Code Section 409A.  If an Eligible Executive is a “specified employee” within the meaning of Code Section 409A (which generally includes officers with annual compensation above a specified amount) at the time of termination of employment, to the extent necessary to comply with Code Section 409A, any payment under the Plan shall be delayed for a period of six months after termination of employment.  The Plan Administrator will notify an Eligible Executive if a delay in payments is necessary.  Payment of such delayed amount shall be made in a lump sum within 10 days after the end of the six-month period.  However, if the Eligible Executive dies during the postponement period prior to the payment of the delayed amounts, the amounts delayed on account of Code Section 409A shall be paid to the Eligible Executive’s surviving spouse (or, if there is no surviving spouse at the time of an Eligible Executive’s death, the legal representative of Eligible Executive’s estate) within 60 days after the date of death.

For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under the Plan shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary separation from service within the meaning of Code Section 409A shall be excludible from the requirements of Code Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent. Any reimbursements or in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that: (1) any reimbursement is for expenses incurred during the period of time specified in the Plan; (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

In no event shall Sprouts or any of its subsidiaries or affiliates have any liability in respect of any adverse tax consequences that an Eligible Executive may incur by reason of operation of Code Section 409A.

Section 280G. Payments under the Plan shall be made without regard to whether the deductibility of such payments would be limited or precluded by Code Section 280G, and without regard to whether such payments (or any other payments) would subject an Eligible Executive to the federal excise tax levied on certain “excess parachute payments” under Code Section 4999; provided however, that if the value of all payments to or for an Eligible Executive’s benefit (whether under the Plan or otherwise), after reduction for all state and federal taxes (including the tax described in Code Section 4999, if applicable) with respect to such payments (“total after-tax payments”), would be increased by the limitation or elimination of any payment under the Plan, amounts payable under the Plan shall be reduced to the extent, and only to the extent, necessary to maximize an Eligible Executive’s total after-tax payments.  All determinations to be made under this paragraph shall be made by a nationally recognized accounting or consulting firm selected by Sprouts immediately prior to the Change in Control, and shall be made at the sole expense of Sprouts.

Any reduction in payments required by Code Section 280G shall be applied based on the applicable payment date.  Reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time).  In no event shall an Eligible Executive have any discretion with respect to the ordering of payment reductions.

OTHER COMPANY BENEFIT AND COMPENSATION PLANS

Equity.  In the event of an Involuntary Termination or a Change in Control Termination, all outstanding equity awards will be governed by the terms of the applicable equity plans and award agreement(s).

Paid Time Off.  An Eligible Executive shall receive payment in respect of any accrued but unused vacation and/or other paid time off which exists as of the Eligible Executive’s termination date within 15 days following the Eligible Executive’s termination date or such earlier date required by applicable law.

Other Benefits.  Except as otherwise required by applicable law or as specifically provided by the terms of an Executive benefit plan, each Eligible Executive shall cease active participation in all Executive benefit and compensation plans and programs of Sprouts and its subsidiaries and affiliates as of the employment termination date, including all retirement, welfare, incentive, bonus and other similar plans, policies, programs and arrangements.  For example, an Eligible Executive will not continue to be covered under Sprouts’ life insurance and disability plans and will no longer be eligible to participate in Sprouts’ 401(k) plan, even though the Eligible Executive may be receiving severance pay.  Each Eligible Executive’s rights under any such plans, policies, programs and arrangements shall be governed by the terms and conditions thereof.

ADMINISTRATION

Plan Administrator.  Sprouts is the plan administrator (“the Plan Administrator”) of the Plan.  Sprouts has appointed its Human Resources Compensation Committee (“HRCC”) to act on its behalf as Plan Administrator.  The Plan Administrator has authority to control and manage the operation and administration of the Plan.

Powers and Duties.  The Plan Administrator has the absolute authority in its sole discretion to construe and interpret the terms of the Plan (and any related or underlying documents or policies), and to determine and resolve all factual and other questions relating to eligibility to participate in the Plan, the right to and amount of any benefit payable under the Plan to any individual and the date on which any individual ceases to be an Eligible Executive.  All such interpretations and determinations (including factual determinations) of the Plan Administrator shall be final and binding upon all parties and persons affected thereby.  The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.  The Plan Administrator shall maintain records of this Plan’s administration and shall be responsible for the handling, processing and payment of any claims for benefits under the Plan.

CLAIMS

Claim.  If an Eligible Executive, an Eligible Executive’s surviving spouse, an Eligible Executive’s estate or any other person believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”), the Claimant or his or her duly authorized representative may file a written request for that benefit with the Plan Administrator setting forth his or her claim.  The request must be filed with the Plan Administrator within 365 days of the Eligible Executive’s termination and addressed to:

Sprouts Human Resources Compensation Committee

Attn: Chief Human Resources and Legal Officer

SFM, LLC Severance Plan Administration

5455 E. High Street, Suite 111

Phoenix, AZ  85054

Claim Decision.  Upon receipt of a claim, the Plan Administrator will advise the Claimant that a reply will be forthcoming within a reasonable period of time, but not later than 90 days, and will, in fact, deliver such reply within such period.  However, the Plan Administrator may extend the reply period for an additional 90 days under special circumstances.  If the reply period is extended, the Plan Administrator shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Plan Administrator expects to render the benefit determination, and any other information needed to process the claim.  If the claim is denied in whole or in part, the Plan Administrator will tender a written opinion, using language calculated to be understood by the Claimant, setting forth the following:

(1)	The specific reason or reasons for the denial;
(2)	The specific references to pertinent Plan provisions on which the denial is based;
(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary;
(4)

Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to submit the claim for arbitration in accordance with the Mutual Binding Arbitration Agreement signed by the parties following an adverse benefit determination on review; and

(5)	The time limits for requesting a review of the denial and for the actual review of the denial, as described below.

Request for Review.  Sprouts shall appoint a review committee (the “Review Committee”) to act on its behalf as Plan Administrator to hear any requests for review of denied claims.  Within 60 days after the Claimant receives the written opinion denying his or her claim, the Claimant may file a written request for review with the Plan Administrator, at the following address:

Sprouts Farmers Market, Inc.

Attn: Review Committee for the Executive Severance and Change in Control Plan

5455 E. High Street, Suite 111

Phoenix, AZ 85054

If the Claimant does not request a review by the Review Committee within this 60-day period, he or she shall be barred and estopped from challenging the determination.  The Claimant or his or her duly authorized representative who submits a request for review may submit written comments, documents, records or other information relating to the denied claim, which information shall be considered in the review under this paragraph without regard to whether such information was submitted or considered in the initial benefit determination.  The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which: (i) was relied upon by the Plan Administrator in making its initial claims decision, (ii) was submitted, considered or generated in the course of the Plan Administrator making its initial claims decision, without regard to whether such instrument was actually relied upon by the Plan Administrator in making its decision, or (iii) demonstrates compliance by the Plan Administrator with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.

Review of Decision.  Within a reasonable period of time, ordinarily not later than 60 days after the receipt of a request for review, the Review Committee will review the Plan Administrator’s prior determination.  If special circumstances require that the 60-day time period be extended, the Review Committee will notify the Claimant within the initial 60-day period, indicating the special circumstances requiring an extension and the date by which the Review Committee expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review.  If the Review Committee makes an adverse benefit determination on review, the Review Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth the following:

(1)	The specific reason or reasons for the denial;
(2)	The specific references to pertinent Plan provisions upon which the denial is based;
(3)

A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which: (i) were relied upon by the Review Committee in making its decision, (ii) were submitted, considered or generated in the course of the Review Committee making its decision, without regard to whether such instrument was actually relied upon by the Review Committee in making its decision, or (iii) demonstrates compliance by the Review Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and

(4)	A statement of the Claimant’s right to submit the claim for arbitration in accordance with the Mutual Binding Arbitration Agreement signed by the parties.

Plan Administrator’s Authority.  The Plan Administrator shall have sole and absolute discretionary authority to determine a Claimant’s eligibility for severance or other benefits under the Plan and to interpret the terms of the Plan.  Benefits under the Plan will be provided only if the Plan Administrator decides in its discretion that the Claimant is entitled to those benefits.  The decision of the Plan Administrator shall be final and binding upon Sprouts and the Claimant.

GENERAL PROVISIONS

Amendment and Termination.  Sprouts shall have the right to amend or terminate the Plan, in whole or in part, at any time in its sole discretion with or without notice.  Provided, however: (1) any amendment or termination adopted after the occurrence of a Change in Control that negatively impacts an Eligible Executive’s benefit amount or eligibility shall not become effective as to such Eligible Executive before the expiration of the Change in Control Period; and (2) any amendment or termination of the Plan after the end of the Change in Control Period may not negatively impact an Eligible Executive who experiences a Change in Control Termination prior to the effective date of such amendment or termination of the Plan.

Successors.  This Plan shall inure to the benefit of and be binding upon Sprouts and any Successor.  The Plan is personal to the Eligible Executive, and the Eligible Executive does not have the right to assign the Plan or any interest therein.

Not a Contract of Employment.  The Plan does not create a contract of employment, give any Eligible Executive the right to continued employment, or change the at-will nature of any Eligible Executive’s employment with Sprouts.

Effect on Other Benefits.  Benefits under the Plan shall not be taken into account as current compensation under any retirement or other benefit plan, program, or arrangement sponsored or maintained by Sprouts or its subsidiaries or affiliates, unless such plan, program or arrangement expressly requires otherwise.

Unfunded Plan.  Any payment made by Sprouts under the Plan shall be made from Sprouts’ general assets.  No person shall have or acquire any interest in any assets of Sprouts by virtue of the provisions of the Plan.  Sprouts’ obligation to pay severance benefits under the Plan shall be an unfunded and unsecured promise to pay money.  In no event shall a person’s rights to receive those payments be greater than those of any other unsecured creditor of Sprouts.

Offset.  If an Eligible Executive has any debt, obligation or other liability owing to Sprouts or its subsidiaries or affiliates of any nature whatsoever at the time that a benefit becomes payable, Sprouts may offset the amount owed by the Eligible Executive against the amount of the severance benefit otherwise payable under the Plan, to the extent permitted by Section 409A of the Code and other applicable law.

Withholding of Taxes.  Sprouts will withhold from any benefit payable under the Plan all federal, state, local or other taxes as may be deemed necessary or desirable to assure compliance with any law, governmental regulation or ruling.

Applicability.  Benefits made available under the Plan are neither an accrued or vested entitlement nor in consideration for services rendered, and the payment of any severance benefit is conditioned upon an Eligible Executive’s satisfaction of the requirements of the Plan.

Arbitration.  All complaints, charges, claims, controversies, disputes, counts, or causes of action of any nature (collectively, “claims”), including fiduciary breach and other statutory claims under ERISA, as well as claims for benefits, are subject to mandatory arbitration as set forth the separate Mutual Binding Arbitration Agreement entered into between an Eligible Executive and Sprouts or any of its subsidiaries or affiliates.  It is further understood that such agreement contains a waiver of class, collective, and representative action claims, and that neither party will assert, participate in, or join in any class, collective or representative action.  Provided, however, the scope of the arbitrator’s review of a denial of benefits claim shall be limited to the facts contained in the administrative record.

Liability.  Except to the extent otherwise required by applicable law, (1) no member of the HRCC or the Review Committee, and no officer, director or employee of Sprouts or its subsidiaries or affiliates shall be liable for any action or inaction with respect to his or her functions under the Plan; and (2) no member of the HRCC or the Review Committee shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf as a member of the HRCC or the Review Committee.

Indemnification.  Sprouts shall indemnify, to the full extent permitted by law and the applicable Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any Executive involved in carrying out the functions of Sprouts under the Plan) and each member of the HRCC and the Review Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan, except to the extent prohibited by law or to the extent such actions or inactions shall be adjudged as gross negligence, willful misconduct or fraud in the performance of his or her duties.

Governing Law. The Plan shall be construed, governed and administered in accordance with the laws of the State of Arizona, without regard to its conflict of law principles, to the extent such laws are not preempted by ERISA.

Severability.  If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and such provision shall, to the extent possible, be modified in such manner as to be valid and enforceable but so as to most nearly retain the intent of Sprouts.  If such modification is not possible, the Plan shall be construed and enforced as if such provision had not been included in the Plan.

Notices.  Any notice required or permitted to be given under the provisions of the Plan shall be in writing.  If a notice is mailed to an Eligible Executive, it shall be sent by United States first class mail, postage prepaid, addressed to the recipient’s last known address as shown on Sprouts’ records.  The date of mailing shall be deemed the date of notice.

ERISA PROVISIONS

Plan Name.  The Plan is known as the Sprouts Farmers Market, Inc. Executive Severance and Change in Control Plan.

Plan Sponsor and Employer Whose Executives are Covered by the Plan.

Sprouts Farmers Market, Inc.

5455 E. High Street, Suite 111

Phoenix, AZ 85054

Employer Identification Number.  Sprouts’ Employer Identification Number is 32-0331600.

Plan Number.  The three-digit number assigned to the Plan by Sprouts for identification purposes is 001.

Type of Plan and Plan Administration.  The Plan is a severance pay plan, which is a welfare benefit plan under ERISA.  Benefits are self-administered.

Plan Administrator.  Sprouts is the Plan Administrator for purposes of ERISA, and its name, address and telephone number are as follows:

Sprouts Farmers Market, Inc.

Attn: Sprouts Severance Plan Administrator

5455 E. High Street, Suite 111

Phoenix, AZ 85054

(480) 814-8016

Agent for Service of Legal Process.  The name and address of the designated agent for service of legal process under the Plan is:

Corporation Service Company

2711 Centerville Rd., Suite 400

Wilmington, DE 19801

Service of legal process may also be made on the Plan Administrator.

Type of Funding and Contributions.  The Plan is unfunded and has no trust.  Severance benefits will be paid from Sprouts’ general assets.

Plan Year.  For purposes of maintaining the Plan’s fiscal records, the Plan year begins on January 1 and ends on December 31 of each calendar year.

Statement of ERISA Rights.  Participants in the Plan are entitled to certain rights and protections under ERISA.  ERISA provides that participants are entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Executive Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of all Plan participants and beneficiaries.  No one, including Sprouts or any other person, may fire any participant or otherwise discriminate against any participant in any way to prevent him or her from obtaining benefits or exercising his or her rights under ERISA.

Enforce Your Rights

If a participant’s claim for benefits is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a participant can take to enforce the above rights.  For instance, if a participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within 30 days, he or she may submit the claim to arbitration in accordance with the Mutual Binding Arbitration Agreement signed by the parties.  In such a case, the arbitrator may require the Plan Administrator to provide the materials and pay the participant up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If a participant has a claim for benefits which is denied or ignored, in whole or in part, he or she may submit the claim to arbitration in accordance with the Mutual Binding Arbitration Agreement signed by the parties.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if a participant is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or he or she may submit the claim to arbitration in accordance with the Mutual Binding Arbitration Agreement signed by the parties.  The arbitrator will decide who should pay costs and legal fees.  If the participant is successful, the arbitrator may order the person the participant has sued to pay these costs and fees.  If the participant loses, the arbitrator may order him or her to pay these costs and fees, for example, if it finds that the participant’s claim is frivolous.

Assistance with Your Questions

Any participant who has questions about the Plan should contact the Plan Administrator.  Any participant who has any questions about this statement or about his or her rights under ERISA, or needs assistance in obtaining documents from the Plan Administrator, should contact the nearest Area Office of the Executive Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Executive Benefits Security Administration.